UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 25, 2008

AIRSPAN NETWORKS INC.
(Exact name of registrant as specified in its charter)

Washington	000-31031	75-2743995
(State or other jurisdiction of incorporation	(Commission file number)	(I.R.S. Employer Identification No.)

777 Yamato Road, Suite 310, Boca Raton, Florida		33431
(Address of principal executive offices)		(Zip code)

(561) 893-8670
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On April 25, 2008, Airspan Networks Inc. (the “Company”) received a letter from the Nasdaq Stock Market (the “Notice”) notifying the Company that for the 30 consecutive trading days preceding the date of the Notice, the bid price of the Company’s common stock had closed below the $1.00 per share minimum required for continued listing on The Nasdaq Global Market pursuant to Nasdaq Marketplace Rule 4450(a)(5) (the "Rule"). The Notice also stated that pursuant to Nasdaq Marketplace Rule 4450(e)(2), the Company has been provided 180 calendar days, or until October 22, 2008, to regain compliance. To do so, the bid price of the Company’s common stock must close at or above $1.00 per share for a minimum of ten consecutive trading days prior to that date.
If compliance with the minimum bid requirement cannot be demonstrated by October 22, 2008, the Company may apply to transfer its securities to the Nasdaq Capital Market provided the Company meets the initial listing criteria as set forth in Marketplace Rule 4310(c). If the Company meets the other initial listing criteria and the Company’s application is approved, it will be notified that it has been granted an additional 180 calendar day compliance period. If the Company is not eligible for an additional compliance period, the Nasdaq Capital Market will provide written notification that the Company’s securities will be delisted.
The Company intends to monitor the bid price for its common stock and consider options available to the Company to achieve compliance with the continued listing standards of Nasdaq.

Item 9.01 Financial Statements and Exhibits
                (e)           Exhibits
                99.1         Press Release dated April 28, 2008.

SIGNATURE
                Pursuant to the requirements of the Exchange Act, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRSPAN NETWORKS INC.

Date: April 28, 2008	By:	/s/ David Brant
David Brant
Senior Vice President and Chief Financial Officer

EXHIBIT LIST

99.1         Press Release dated April 28, 2008.